EXHIBIT 10.10

PROPERTY LEASE

1.	PARTIES: The parties to this lease are:

Tenant I.E.T., Inc

Landlord ___Ray C. Luna

2.	LEASED PREMISES:

A. Landlord leases to Tenant the following described real property, known as the “leased premises” along with all its improvements located at 202 N. Oak St., Pearsall, Frio County, Texas 78061.

B. If Paragraph 2A(1) applies:

1. “Property” means the real property, building, or complex in which the leased premises are located inclusive or any common areas, drives, parking areas, and walks; and

2. The parties agree that the rentable area of the leased premises may not equal the actual or useable area within the leased premises and may include an allocation of common areas in the Property.

3.	TERM:

A. Term: The term of this lease is 24 months commencing on February 1, 2016 (Commencement Date) and ending on February 1, 2018 (Expiration Date).

4.	RENT AND EXPENSES:

A. Base Monthly Rent: On or before the first day of each month during this lease Tenant will pay Landlord base monthly rent in the amount of $2,500.00.

B. First Full Month’s Rent: The first full base monthly rent is due on or before February 10, 2016.

C. Place of Payment Tenant will remit all amounts due to Landlord under this lease to the following person at the place stated or to such other person or place as Landlord may later designate

Ray C. Luna
P.O. Box 1203
_____Pearsall, TX 78061______________________

D. Method of Payment Tenant must pay all rent timely without demand, deduction, or offset, except as permitted by law or this lease if Tenant fails to timely pay any amounts due under this lease or if any check of the Tenant is returned to Landlord by the institution on which it was drawn Landlord after providing written notice to Tenant may require Tenant to pay subsequent amounts that become due under this lease in certified funds. This paragraph does not limit Landlord from seeking other remedies under this lease for Tenant’s failure to make timely payments with good funds.

E. Late Charges If Landlord does not actually receive a rent payment at the designated place of payment within 5 days after the date it is due. Tenant will pay Landlord a late charge equal to 5% of the amount due. In this paragraph, the mailbox is not the agent for receipt for Landlord. The late charge is a cost associated with the collection of rent and Landlord’s acceptance of a late charge does not waive Landlord’s right to exercise remedies.

F. Returned Checks: Tenant will pay $45.00 for each check Tenant tenders to Landlord which is returned by the institution on which it is drawn for any reason plus any late charges until Landlord receives payment

5.	SECURITY DEPOSIT:

A. Upon execution of this lease, Tenant will pay $1,500.00 to Landlord as a security deposit

B. Landlord may apply the security deposit to any amounts owed by Tenant under this lease. If Landlord applies any part of the security deposit during any time this lease is in effect to amounts owed by Tenant. Tenant must, within 10 days after receipt of notice from Landlord, restore the security deposit to the amount stated.

6.	TAXES: Landlord will pay all real property ad valorem taxes assessed against the leased premises.

7.	UTILITIES:

A. The party designated below will pay for the following utility charges to the leased premises and any connection charges for the utilities

	N/A	Landlord	Tenant
1. Water	____	___X___	_______
2. Sewer	____	___X___	_______
3. Electric	____	_______	___X___
4. Gas		_______	___X___
5. Telephone		_______	___X___
6. Trash	____	_______	___X___
7. Cable	____	_______	___X___

B. The party responsible for the charges under paragraph 7A will pay the charges directly to the utility service provider. The responsible party may select the utility service provider except that if Tenant selects the provider, any access or alterations to the Property or leased premises necessary for the utilities may be made only with Landlord’s prior consent, which Landlord will not unreasonably withhold. If Landlord incurs any liability for utility or connection charges for which Tenant is responsible to pay and Landlord pays such amount. Tenant will immediately upon written notice from Landlord reimburse Landlord such amount.

8.	MAINTENANCE AND REPAIRS:

A. Cleaning: Tenant must keep the leased premises clean and sanitary and promptly dispose of all garbage in appropriate receptacles “Tenant” will provide at there expense janitorial services to the leased premises that are customary and ordinary for the property type. Tenant will maintain any grease trap on the Property which Tenant uses, including but not limited to periodically emptying and cleaning, as well as making any modification to the grease trap that may be necessary to comply with any applicable law….No HAZMAT Materials

B. Repairs of Conditions Caused by a Party: Each party must promptly repair a condition in need of repair that is caused either intentionally or negligently, by that party or that party’s guests, patrons, invitees, contractors, or permitted subtenants.

C. Repair and Maintenance Responsibility: Except as otherwise provided by this Paragraph, the party designated below, at its expense, is responsible to maintain and repair the following specified items in the leased premises (if any). The specified items must be maintained in clean and good operable condition. If a governmental regulation or order requires a modification to any of the specified items the party designated to maintain the item must complete and pay the expense of the modification the specified items include and relate only to real property in the leased premises Tenant is responsible for the repair and maintenance of its personal property

1.	Foundation, exterior walls, roof, and other structural components	L
2.	Glass and Windows	T
3.	Fire protection equipment and fire sprinkler system	T
4.	Exterior & overhead doors, including closure device, molding, locks and hardware	T
5.	Grounds maintenance, including landscaping and irrigation system	T
6.	Interior doors, including closure devices, frames, molding, locks and hardware	T
7.	Parking areas and Walks	L
8.	Plumbing systems, drainage systems, electrical systems, and mechanical systems, including, but not limited to the HVAC system	L
9.	Ballast and lamp replacement	T
10.	Heating, Ventilation and Air Conditioning (HVAC) systems	L
11.	Signs and Lighting
	(a) Pylon	T
	(b) Facia	T
	(c) Monument	T
	(d) Door/Suite	T
12.	Extermination and pest control, excluding wood-destroying Insect’s	T
13.	Fences and Gates (Unpreventable Damage Only)	L
14.	Storage yards and storage buildings	T
15.	Wood-destroying insect treatment and repairs	N/A
16.	Cranes and related systems	T
17.	All other items and systems	T
*** T= Tenant; L=Landlord

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D. Repair Persons: Repairs must be completed by trained, qualified, and insured                repair persons.

E. HVAC Service Contract: If Tenant maintains the HVAC system under Paragraph 8C 10 Tenant is not required to maintain at its expense, a regularly scheduled maintenance and service contract for the HVAC system. The maintenance and service contracts must be purchased from a HVAC maintenance company that regularly provides such contracts to similar properties. If Tenant fails to maintain a required HVAC maintenance and service contract in effect at all times during this lease Landlord may do so and charge Tenant the expense of such maintenance and service contract of exercise Landlord’s remedies.

F. Common Area Landlord will maintain any common area in the Property in a manner as Landlord determines to be in the best interest of the Property, Landlord will maintain any elevator and signs in the common are. Landlord may change the size, dimension and location of any common areas provided that such change does not materially impair Tenant’s use and access to the leased premises, Tenant has the non-exclusive license to use the common areas in compliance with Landlord’s rules and restrictions. Tenant may not solicit any business in the common areas or interfere with any other person’s right to use the common areas. This area does not apply if Paragraph 2A (2) applies

G. Notice of Repairs Tenant must promptly notify Landlord of any item that is in need or repair that is Landlord’s responsibility to repair.

H. Failure to Repair Landlord must make a repair for which Landlord is responsible within a reasonable period of time after Tenant provides Landlord written notice of the needed repair. If Tenant fails to repair or maintain an item for which Tenant is responsible within 10 days after Landlord provides Tenant written notice of the needed repair or maintenance. Landlord may (1) repair or maintain the item, without liability for any damage or loss to Tenant and Tenant must immediately reimburse Landlord for the cost to repair or maintain, or (2) exercise Landlord’s remedies.

9.	PROPERTY INSURANCE: Landlord and Tenant shall each be responsible to maintain appropriate insurance for their respective interests in the Premises and Property located on the Premises.

10.	LIABILITY INSURANCE: Tenant shall maintain public liability insurance in total aggregate sum of at least $1,000,000.00. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force. Landlord shall have the right to require that the Landlord receive notice of any termination of such insurance policies.

11. AGREEMENT OF PARTIES:

A. Entire Agreement: This lease contains the entire agreement between Landlord and Tenant and may not be changed except by written agreement.

B. Binding Effect: This lease is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, successors, and permitted assigns.

C. Joint and Several: All Tenants are jointly and severally liable for all provisions of this lease. Any act or notice to, or refund to, or signature of, any one or more of the Tenants regarding any term of this lease, its renewal, or its termination is binding on all Tenants.

D. Controlling Law: The laws of the State of Texas govern the interpretation, performance, and enforcement of this lease

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E. Severable Clauses: If any clause in this lease is found invalid or unenforceable by a court of law, the remainder of this lease will not be affected and all other provisions of this lease will remain valid and enforceable.

F. Waiver: Landlord’s delay, waiver, or non-enforcement of acceleration, contractual or statutory lien, rental due date, or any other right will not be deemed a waiver of any other or subsequent breach by Tenant or any other term in lease.

G. Quiet Enjoyment: Provided that Tenant is not in default of this lease, Landlord covenants that Tenant will enjoy possession and use of the leased premises free from material interference.

H. Force Majeure: If Landlord’s performance of a term in this lease is delayed by strike, lock-out, shortage of material, governmental restriction, riot, flood, or nay cause outside Landlord’s control, the time for Landlord’s performance will be abated until after the delay.

I. Time: Time is of the essence. The parties require strict compliance with the times for performance.

EXECUTED effective 28th day of January, 2016.

LANDLORD:

RAY C. LUNA RENTAL PROPERTIES
A Texas limited liability company

	By:	/s/ Ray C. Luna
Ray C. Luna, Member

TENANT:
I.E.T., Inc.
A Nevada corporation

	By:	/s/ Thomas S. Gifford
	Name:	Thomas S. Gifford
	Title:	EVP & CFO

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